Exhibit 4.24

HORNBECK OFFSHORE SERVICES, INC.

and

the Guarantors named herein

Series A and Series B

5.875% Senior Notes due 2020

SECOND SUPPLEMENTAL INDENTURE

Dated as of May 17, 2018

____________________

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

This SECOND SUPPLEMENTAL INDENTURE, dated as of May 17, 2018, is among Hornbeck Offshore Services, Inc., a Delaware corporation (the "Company"), each of the parties identified under the caption "Guarantors" on the signature page hereto, including HOI Holding, LLC, a Delaware limited liability company (“HOI Holding”), and HOS Holding, LLC, a Delaware limited liability company (“HOS Holding”), (collectively, the "Guarantors") and Wells Fargo Bank, National Association, a national banking association, as Trustee.
RECITALS
WHEREAS, the Company, certain Guarantors and the Trustee entered into an Indenture, dated as of March 16, 2012 (the "Indenture"), pursuant to which the Company has originally issued $375,000,000 in principal amount of 5.875% Senior Notes due 2020 (the "Notes"); and
WHEREAS, Section 9.01 (f) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to add any new Guarantor to comply with Section 10.02 or 10.03 thereof, without the consent of the Holders of the Notes; and
WHEREAS, each of HOI Holding and HOS Holding has guaranteed the indebtedness related to the Company’s First Lien Term Loan Agreement, as amended, and, as such, is required pursuant to Sections 4.13 and 10.02 of the Indenture to execute this Supplemental Indenture and a notation of guarantee of Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;
NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:
ARTICLE 1
SECTION 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
SECTION 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guarantors and the Trustee.
ARTICLE 2
From this date, in accordance with Section 10.02 or 10.03 and by executing this Supplemental Indenture and the accompanying notation of Subsidiary Guarantee (a copy of which is attached hereto), the Guarantors whose signatures appear below are subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder.

ARTICLE 3
SECTION 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.
SECTION 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
SECTION 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.
SECTION 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

HORNBECK OFFSHORE SERVICES, INC.

By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and Chief Financial Officer

GUARANTORS:
ENERGY SERVICES PUERTO RICO, LLC
HORNBECK OFFSHORE SERVICES, LLC
HORNBECK OFFSHORE TRANSPORTATION, LLC
HORNBECK OFFSHORE OPERATORS, LLC
HOS-IV, LLC
HORNBECK OFFSHORE TRINIDAD & TOBAGO, LLC
HOS PORT, LLC
HORNBECK OFFSHORE INTERNATIONAL, LLC
HOI HOLDING, LLC
HOS HOLDING, LLC

By:	/s/ James O. Harp, Jr.
Name: James O. Harp, Jr.
Title: Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Tina D. Gonzalez
Name: Tina D. Gonzalez
Title: Vice President